Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Fourth Quarter 2022

Net Income of $3.5 Million and Full Year Net Income of $12.9 Million

Results Include Record Earnings, Strong Loan Growth, Continued Solid Asset Quality

And Prudent Expense Management

Oswego, N.Y. — January 31, 2023 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced fourth quarter 2022 net income available to common shareholders of $3.5 million, or $0.58 per basic and diluted share, compared to $3.9 million, or $0.64 per basic and diluted share, for the fourth quarter of 2021. For the full year 2022, total net income attributable to Pathfinder Bancorp, Inc. was $12.9 million, or $2.13 per basic and diluted share, compared to $12.4 million, or $2.07 per basic and diluted share, in 2021.

2022 Fourth Quarter and Full Year Performance Highlights

•
Fourth quarter 2022 total revenue (net interest income and total noninterest income) of $13.0 million increased $1.9 million, or 17.0%, compared to the fourth quarter of 2021. Full year total revenue of $47.3 million increased $2.8 million, or 6.3%, compared to 2021.
•
Total interest-earning assets on December 31, 2022 of $1.31 billion increased by $100.9 million, or 8.3%, from December 31, 2021 and included $897.8 million in total loans at December 31, 2022.
•
Total deposits on December 31, 2022 were $1.13 billion, an increase of $70.1 million, or 6.6%, compared to one year prior. A shift to interest-bearing deposits, and the rapidly rising interest rate environment, led to the 20 basis point increase in deposit funding costs to 0.76% for the year.
•
Total net interest income for fourth quarter 2022 of $11.2 million increased by $1.5 million, or 14.9%, from the prior year period, and increased $3.1 million, or 8.1%, to $41.4 million for full year 2022 compared to 2021.
•
Noninterest expense of $7.2 million for the fourth quarter of 2022 remained stable when compared to the year-ago quarter. Noninterest expense was $28.9 million for the full year of 2022, an increase of $1.4 million, or 5.0%, compared to 2021.

“Fourth quarter 2022 results were highlighted by strong revenue growth, focused expense management and continued strong credit quality metrics, which contributed to another record full year earnings and profitability in 2022. Heading into 2023, Pathfinder Bancorp is well positioned to continue our growth trajectory,” said James A. Dowd, President and Chief Executive Officer. “Full year net income available to common shareholders was up 4.2% compared to 2021, as we benefited from the increases in interest rates, continued loan growth and net interest margin expansion. We also continued to improve upon our key profitability metrics, with a strong return on average assets of 0.96% and return on average equity of 11.77% for the full year of 2022.”

“Our consistent focus throughout 2022 on enhancing our operating leverage continued to provide strong revenue growth of 6.3%, while keeping expenses stable, despite a difficult inflationary environment. In 2023, and in the face of significant economic uncertainty, our focus will continue to be on balancing effective expense management while concurrently making appropriate investments to support the future growth of the Company.”

“Our balance sheet growth included an increase of $65.3 million, or 7.8%, growth in total loans and our total deposits grew by more than $70.1 million, or 6.6%, over the prior full year. Deposit customer preferences caused a shift in the mix of deposits from noninterest bearing to interest-bearing deposits. Our deposit gathering efforts will continue to focus on transactional deposits and, consequently, reducing our reliance on time deposits. We are pleased with the outcome of our efforts in 2022 to control our funding costs, despite nearly unprecedented increases in interest rates, as the average cost of total interest-bearing liabilities increased only 15 basis points year-over-year.”

“Credit quality continues to be a strength of our bank with our $897.8 million loan portfolio producing a ratio of nonperforming loans to total loans of 1.00% at December 31, 2022, a level that was stable in comparison to 2021, and less than half of the 2.58% we reported in 2020. Our ratio of allowance for loan losses to nonperforming loans stood at 169.93% at year end. Loan loss provision returned to a more normalized level in 2022, and increased in the fourth quarter, as the Bank evaluated all risks associated with the loan portfolio and identified the need for certain credit downgrades on a small number of large loan relationships.”

“Our projected loan pipeline volume remains solid at year end. However, we anticipate loan demand slowing from the robust levels experienced following the pandemic and we will continue to maintain our prudent and consistent underwriting standards as we move forward. Our Central New York markets remain vibrant and we continue to take multiple strategic steps to bring about further growth for the Company. We were happy to announce the opening of our newest branch in the Southwest Corridor of the City of Syracuse during the fourth quarter of 2022. We are certain that this branch location will allow us to better serve our growing customer base in that portion of our existing footprint and will provide a range of community banking services to an under-served neighborhood. We continue to believe that our strong financial performance, dedicated and highly capable team and healthy capital position leaves us well-positioned for 2023 and beyond.”

Income Statement for the Quarter and Year Ended December 31, 2022

Fourth quarter 2022 net income was $3.5 million, a decrease of $350,000, or 9.0% from $3.9 million in the fourth quarter of the previous year. Net interest income, before provision for loan losses, increased by $1.5 million, or 14.9%, in the fourth quarter of 2022 to $11.2 million, compared to $9.7 million for the same quarter in 2021. The increase in net interest income between comparable quarters was primarily due to the $3.8 million, or 34.3%, increase in interest and dividend income in the fourth quarter of 2022. Interest and dividend income increased to $15.0 million, compared to $11.2 million in the same quarter in 2021. These improvements in interest and dividend income were partially offset by an increase in interest expense for the fourth quarter of 2022 of $2.4 million, or 163.9%, to $3.8 million, from $1.5 million for the prior year quarter.

The quarter-over-quarter improvement in net interest income before provision for loan losses, discussed above, was more than offset by an increase in the provision for loan losses recorded in the fourth quarter of 2022. The Bank reported a provision for loan losses of $1.9 million for the fourth quarter of 2022, compared to a credit to provision for loan losses of $1.0 million for the fourth quarter of 2021. Therefore, net interest income, after provision for loan losses, decreased by $1.5 million, or 13.7%, in the fourth quarter of 2022 to $9.3 million, compared to $10.8 million for the same quarter in 2021.

Noninterest income increased in the fourth quarter of 2022 to $1.9 million, an increase of $448,000, or 31.9%, compared to the same quarter in 2021. Total revenues after provision for loan losses therefore decreased $1.0 million, or -8.4%, to $11.2 million from $12.2 million in the same quarter of the previous year. Noninterest expense increased in the fourth quarter of 2022 by $19,000, remaining essentially unchanged from the same quarter in 2021 at $7.2 million.

Net income for the full year ended December 31, 2022 was $12.9 million, an increase of 524,000, or 4.2% from $12.4 million in 2021. Net interest income, before provision for loan losses, increased by $3.1 million, or 8.1%, in 2022 to $41.4 million, compared to $38.3 million in 2021. The increase in net interest income between the two years was primarily due to the $5.3 million, or 11.5%, increase in interest and dividend income in 2022. Interest and dividend income increased to $51.1 million, compared to $45.8 million in the year ended December 31, 2021. These improvements in interest and dividend income were partially offset by an increase in interest expense in 2022 of $2.2 million, or 28.7%, to $9.7 million from $7.5 million for the prior year.

The year-over-year improvement in net interest income before provision for loan losses, discussed above, was partially offset by an increase in the provision for loan losses recorded in 2022. The Bank reported a provision for loan losses of $2.8 million in 2022, compared to a provision for loan losses of $1.0 million in the previous year. Therefore, net interest income, after provision for loan losses, increased by $1.4 million, or 3.7%, in 2022 to $38.6 million, compared to $37.3 million in 2021.

Noninterest income decreased in 2022 to $5.9 million, a decrease of $317,000, or 5.1%, compared to 2021. Total revenues after provision for loan losses therefore increased $1.1 million, or 2.4%, to $44.6 million from $43.5 million in the previous year. Noninterest expense increased in 2022 by $1.4 million, or 5.0%, increasing from $27.5 million in 2021 to $28.9 million in 2022.

Components of Net Interest Income

Fourth quarter 2022 net interest income was $11.2 million, an increase of $1.5 million, or 14.9%, compared to $9.7 million for the same quarter in 2021. Interest and dividend income in the 2022 fourth quarter was $15.0 million, compared to $11.2 million in the fourth quarter of 2021. The increase in interest and dividend income between comparable quarters was a result of a 41-basis-point increase in the average loan yield, and a $38.8 million increase in average taxable investment securities combined with a 133-basis-point increase in the average yield on those instruments. Partially offsetting those increases was an 82-basis-point increase in rates paid on interest-bearing liabilities. Total interest expense for the fourth quarter of 2022 was $3.8 million, an increase of $2.4 million, or 163.9%, from $1.5 million for the prior year quarter. The increase in the quarterly interest expense was primarily a result of the increase in cost of deposits resulting from the rapidly rising interest rate environment. The deposit mix included a $108.7 million increase in average time deposit balances combined with a 115-basis-point increase in the average interest rate paid on those deposits. The resultant net interest margin for the fourth quarter of 2022 was 3.42%, a 14-basis-point increase compared to a net interest margin of 3.28% for the fourth quarter of 2021.

Net interest income for the full year of 2022 increased $3.1 million, or 8.1%, to $41.4 million compared to $38.3 million for the full year of 2021. Interest and dividend income for the full year ended December 31, 2022 was $51.1 million, an increase of $5.3 million, or 11.5%, compared to $45.8 million for 2021. The increase was due to a $38.8 million increase in average taxable investment securities and a $36.3 million, or 4.4%, increase in average loan balances compared to the prior year. Partially offsetting these increases in interest income in 2022, as compared to the previous year, was an increase in interest expense to $9.7 million, representing an increase of $2.2 million, or 28.7%, from the prior year period. This increase in interest expense was primarily due to an increase in time deposit balances, along with a 22 basis point increase in the interest rate paid on those deposits. Full year 2022 net interest margin of 3.24% was up three basis points from 3.21% for the twelve months ended December 31, 2021.

The following table details the components of net interest income for the three and twelve months ended December 31, 2022 and 2021:

Unaudited	For the three months ended				For the twelve months ended
(In thousands, except per share data)	December 31, 2022	December 31, 2021	Change		December 31, 2022	December 31, 2021	Change
Interest and dividend income:
Loans, including fees	$10,761	$8,930	$1,831	20.5%	$38,322	$37,026	$1,296	3.5%
Debt securities:
Taxable	3,530	2,135	1,395	65.3%	11,225	8,312	2,913	35.0%
Tax-exempt	561	72	489	679.2%	1,173	171	1,002	586.0%
Dividends	74	48	26	54.2%	229	309	(80)	-25.9%
Federal funds sold and interest earning deposits	101	2	99	4950.0%	149	9	140	1555.6%
Total interest and dividend income	15,027	11,187	3,840	34.3%	51,098	45,827	5,271	11.5%
Interest expense:
Interest on deposits	3,066	889	2,177	244.9%	7,072	4,714	2,358	50.0%
Interest on short-term borrowings	158	2	156	7800.0%	310	10	300	3000.0%
Interest on long-term borrowings	159	153	6	3.9%	564	1,018	(454)	-44.6%
Interest on subordinated debt	465	414	51	12.3%	1,749	1,790	(41)	-2.3%
Total interest expense	3,848	1,458	2,390	163.9%	9,695	7,532	2,163	28.7%
Net interest income	11,179	9,729	1,450	14.9%	41,403	38,295	3,108	8.1%
Provision for loan losses	1,883	(1,039)	2,922	-281.2%	2,754	1,022	1,732	169.5%
Net interest income after provision for loan losses	$9,296	$10,768	$(1,472)	-13.7%	$38,649	$37,273	$1,376	3.7%

Paycheck Protection Program Discussion

From April 2020 to May 2021, the Company participated in all phases of the Paycheck Protection Program (“PPP”) as administered by the U.S. Small Business Administration (the “SBA”). PPP loans were substantially guaranteed as to timely repayment by the SBA and had unique forgiveness features whereby loan principal amounts may be discharged, for the benefit of the borrowers, by direct payments from the SBA to the lending institution holding the indebtedness. The Company has received both interest (calculated at a stated rate of 1%) and various levels of fee income related to the origination of PPP loans. The total outstanding balance of PPP loans was $203,000 at December 31, 2022, a decline of $19.6 million from the $19.8 million outstanding balance of PPP loans at December 31, 2021. Information related to the Company’s PPP loans are included in the following tables:

Unaudited	For the three months ended		For the years ended
(In thousands, except number of loans)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Number of PPP loans originated in the period	-	-	-	478
Funded balance of PPP loans originated in the period	$-	$-	$-	$36,369
Number of PPP loans forgiven in the period	8	160	197	796
Balance of PPP loans forgiven in the period	$490	$8,328	$8,907	$77,054
Deferred PPP fee income recognized in the period	$16	$408	$563	$2,150

(In thousands)	December 31, 2022	December 31, 2021
Unearned PPP deferred fee income at end of period	$12	$716

(In thousands, except number of loans)	Number	Balance
Total PPP loans originated since inception	1,177	$111,721
Total PPP loans forgiven since inception	1,172	111,518
Total PPP loans remaining at December 31, 2022	5	$203

Provision for Loan Losses

The Bank reported a provision for loan losses of $1.9 million for the fourth quarter of 2022, compared to a credit to provision for loan losses of $1.0 million for the fourth quarter of 2021. During the fourth quarter of 2021, the Bank evaluated all risks associated with the loan portfolio and reduced its allowance for loan losses by a net $1.0 million, based on all information available at that time. The increase in the provision for loan losses in the fourth quarter of 2022 was primarily due to the results of a similar loan portfolio evaluation that indicated the need for certain downgrades of four large loan relationships totaling approximately $12.0 million. Management believes that these downgrades are not reflective of any broader patterns of loan quality deterioration within the Bank’s loan portfolios. Certain credit sensitive portfolios continue to be carefully monitored, and the Bank will consistently apply its loan classification and reserve building methodologies to the analysis of these portfolios. The provision for loan losses for the full year of 2022 was $2.8 million, compared to $1.0 million in 2021.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, requiring financial institutions, such as the Bank, to adopt the Current Expected Credit Loss (“CECL”) according to a specified implementation timeline that was based on the size of the reporting entity. In order to meet this requirement, the Bank adopted the CECL methodology for calculating its Allowance for Credit Losses (“ACL”) on January 1, 2023. The transition adjustment upon the adoption of CECL will be accounted for as a one-time charge to retained earnings and does not impact earnings per share in either 2022 or 2023. Management estimates that the required CECL transition adjustment will not exceed $1.7 million, after tax effects. This one-time adjustment will translate to a reduction of approximately $0.28 per share in the Company’s tangible book value (TBV), after tax effects as of the adoption date.

Noninterest Income

Fourth quarter 2022 noninterest income was $1.9 million, an increase of $448,000, or 31.9%, compared to $1.4 million for the same three-month period in 2021. Noninterest income was $5.9 million for the full year 2022, compared to $6.2 million for 2021.

The following table details the components of noninterest income for the three and twelve months ended December 31, 2022, and 2021:

Unaudited	For the three months ended				For the twelve months ended
(Dollars in thousands)	December 31, 2022	December 31, 2021	Change		December 31, 2022	December 31, 2021	Change
Service charges on deposit accounts	$250	$382	$(132)	-34.6%	$1,126	$1,464	$(338)	-23.1%
Earnings and gain on bank owned life insurance	148	141	7	5.0%	589	559	30	5.4%
Loan servicing fees	103	91	12	13.2%	363	246	117	47.6%
Debit card interchange fees	228	225	3	1.3%	867	923	(56)	-6.1%
Insurance agency revenue	279	231	48	20.8%	1,128	1,048	80	7.6%
Other charges, commissions and fees	899	258	641	248.4%	1,901	1,058	843	79.7%
Noninterest income before (losses) gains	1,907	1,328	579	43.6%	5,974	5,298	676	12.8%
Net (losses) gains on sales of securities, fixed assets, loans and foreclosed real estate	(366)	68	(434)	-638.2%	(412)	551	(963)	-174.8%
Gains on marketable equity securities	313	10	303	3030.0%	352	382	(30)	7.9%
Total noninterest income	$1,854	$1,406	$448	31.9%	$5,914	$6,231	$(317)	-5.1%

Noninterest income before (losses) gains increased $579,000, or 43.6%, in the fourth quarter of 2022, primarily due to the recognition of $660,000 in historical tax credit subsidies made available upon the completion of the Bank’s new branch location in Syracuse, NY. Absent that nonrecurring revenue addition in the fourth quarter of 2022, noninterest income before (losses) gains would have decreased $81,000, or 6.1% in the fourth quarter of

2022, as compared to the same quarter in 2021. This decline in noninterest income was primarily due to a decline of $132,000, or 34.6%, in service charges on deposit accounts that was due principally to a reduction in certain fee structures that the Bank enacted in January 2022 in response to the locally competitive market. All other categories of noninterest income before (losses) gains increased $51,000 in aggregate during the fourth quarter of 2022, as compared to the same quarter in 2021, due to individually immaterial net increases in other recurring sources of noninterest income.

During the fourth quarter of 2022, the Bank recognized an impairment charge of $380,000 related to a real estate property investment that was newly categorized as available-for-sale. Partially offsetting this unrealized loss recognition, the Company also recognized unrealized gains on equity securities, held by the holding company, due to increases in the securities’ net asset values.

Noninterest income before (losses) gains increased $676,000, or 12.86%, for the full year 2022, primarily due to the fourth quarter recognition of $660,000 in historical tax credit subsidies made available upon the completion of the Bank’s new branch location in Syracuse, NY. Absent that nonrecurring revenue addition in the fourth quarter of 2022, noninterest income before (losses) gains increased $16,000, or 0.3%, for the full year 2022, as compared to 2021. Of note, service charges on deposit accounts declined $338,000, or 23.1%, in 2022, as compared to the previous year due to the reduction in the Bank’s fee structures discussed above. All other categories of recurring noninterest income before (losses) gains, excluding the $660,000 historical tax credit recorded in the fourth quarter of 2022, increased $354,000 in aggregate during 2022, as compared to 2021, due to individually immaterial net increases in other recurring sources of noninterest income.

Noninterest Expense

Total noninterest expense for the fourth quarter of 2022 was $7.2 million, essentially unchanged from the same three-month period in 2021. Noninterest expense for the fourth quarter of 2022, in comparison to the same quarter in the previous year, was driven by increases in salaries and benefits expense of $74,000, or 1.9%, partially offset by aggregate decreases in all other expense categories of $205,000, or 6.3%. The $74,000 increase in salaries and benefits expense for the three months ended December 31, 2022, as compared to the same three month period in 2021, was primarily due to increases in individual staff salaries and certain commissions paid related to insurance and investment services activities. Additionally, salaries and benefits expenses increased due to additions to staff headcount concentrated primarily in the loan servicing areas and within the Bank's branch system. Staffing increases in the Bank's branch system were made as a result of the opening of the Bank's eleventh branch in November 2022. During 2022, the Company increased its salary structure where it was deemed appropriate in order to effectively respond to inflationary and competitive pressures within our marketplace to recruit and retain talent.

Total noninterest expense for the full year 2022 was $28.9 million, an increase of $1.4 million, or 5.0%, compared with $27.5 million in 2021. The increase in noninterest expenses in 2022, as compared to 2021, was primarily a result of an increase in salaries and employee benefits expense of $1.6 million, or 11.4%, that was primarily comprised of an $737,000, or 7.2%, increase in salaries, a $530,000 reduction in the level of deferred employee-related expenses related to loan origination volume declines following the cessation of the PPP, and a $370,000 increase in all other salaries and employee benefit expenses.

The following table details the components of noninterest expense for the three and twelve-months ended December 31, 2022 and 2021:

Unaudited	For the three months ended				For the twelve months ended
(Dollars in thousands)	December 31, 2022	December 31, 2021	Change		December 31, 2022	December 31, 2021	Change
Salaries and employee benefits	$3,992	$3,918	$74	1.9%	$16,022	$14,384	$1,638	11.4%
Building and occupancy	889	734	155	21.1%	3,380	3,121	259	8.3%
Data processing	490	539	(49)	-9.1%	2,042	2,555	(513)	-20.1%
Professional and other services	416	374	42	11.2%	1,528	1,627	(99)	-6.1%
Advertising	284	502	(218)	-43.4%	905	1,198	(293)	-24.5%
FDIC assessments	-	222	(222)	-100.0%	606	874	(268)	-30.7%
Audits and exams	264	153	111	72.5%	688	725	(37)	-5.1%
Insurance agency expense	219	198	21	10.6%	906	825	81	9.8%
Community service activities	74	39	35	89.7%	267	220	47	21.4%
Foreclosed real estate expenses	21	16	5	31.3%	78	46	32	69.6%
Other expenses	560	496	64	12.9%	2,452	1,920	532	27.7%
Total noninterest expenses	$7,209	$7,191	$18	0.3%	$28,874	$27,495	$1,379	5.0%

Balance Sheet on December 31, 2022

The Company’s total assets on December 31, 2022 were $1.40 billion, an increase of $114.7 million, or 8.9%, from $1.29 billion on December 31, 2021. This increase was primarily driven by increased loan balances and an increase in held-to-maturity securities. Total loans of $897.8 million increased by $65.3 million, or 7.9%, compared with $832.5 million on December 31, 2021. Investment securities totaled $394.0 million, an increase of $37.6 million compared to $356.4 million on December 31, 2021.

Total deposits on December 31, 2022 were $1.13 billion, an increase of $70.0 million, or 6.6%, from $1.06 billion, at December 31, 2021. Interest-bearing deposits of $941.7 million at 2022 year end were up by $78.0 million, or 9.1%, while noninterest-bearing deposits totaled $183.7 million at December 31, 2022, a decrease of $8.0 million, or 4.2%, from the 2021 year end. The decrease in noninterest-bearing deposits was the result of the rapidly rising interest rate environment which increased the competition for deposits in general and caused depositor preferences to shift from transactional deposits to time deposits as the year progressed.

Shareholders’ equity was $111.0 million at December 31, 2022, reflecting an increase of $709,000, or 0.64%, compared with $110.3 million at December 31, 2021. The increase was primarily a result of a $10.4 million or 17.0% increase in retained earnings, offset by an increase of $10.9 million in accumulated other comprehensive loss, due to unrealized temporary losses on investment securities categorized as available-for-sale, and $1.2 million in declared dividend distributions.

Asset Quality

The Bank continued to maintain strong asset quality metrics, as measured by annualized net loan charge-offs to average loans, for fourth quarter 2022 of 0.04%. Annualized net loan charge-offs to average loans were 0.12% for the fourth quarter 2021.

Nonperforming loans remained stable at December 31, 2022, as compared to December 31, 2021. Management continues to monitor all nonaccrual loans closely and has incorporated our current estimate of the ultimate collectability of these loans into the reported allowance for loan losses at December 31, 2022.

The following table summarizes nonaccrual loans by category and status at December 31, 2022:

(In thousands)
Loan Type	Collateral Type	Number of Loans	Loan Balance	Average Loan Balance	Weighted LTV at Origination/ Modification	Status
Secured residential mortgage:
	Real Estate	13	$1,112	$86	77%	Individual loans are under active resolution management by the Bank.

Secured commercial real estate:
	Private Museum	1	1,380	1,380	79%

Monthly payments for interest and escrow requirements are being made with the formal modification of the existing mortgage loan expected to be finalized during the fourth quarter of 2022. The borrower is also expected to receive specific government grant funding in the next few months. In combination, these activities will allow for a reduction of the outstanding loan balance upon their finalization.

	Recreational	1	1,233	1,233	49%

The loan is currently classified as a Troubled Debt Restructuring (TDR). The due date for the loan payment was September 1, 2021. The Bank is currently working with a local economic development agency in order to assist a potential buyer of the property with financing.

	All other	6	891	149	40%	Individual loans are under active resolution management by the Bank.

Commercial lines of credit:		3	332	111	N/A	Individual loans are under active resolution management by the Bank.

Commercial and industrial:		9	1,884	209	N/A	Individual loans are under active resolution management by the Bank.

Consumer loans:		23	2,183	95	N/A	Individual loans are under active resolution management by the Bank.
		56	$9,015

The allowance for loan losses to non-performing loans at December 31, 2022 was 169.93%, compared with 155.99% at December 31, 2021. The change in the allowance for loans losses to non-performing loans is reflective of the changes in nonaccrual loans discussed above and compared to a reserve release during the fourth quarter of 2021.

Cash Dividend Declared

On December 27, 2022, the Company announced that its Board of Directors declared a cash dividend of $0.09 per share on the Company's voting common and non-voting common stock, and a cash dividend of $0.09 per notional share for the issued warrant relating to the fiscal quarter ended December 31, 2022. The dividend will be payable to all shareholders of record on January 17, 2023 and will be paid on February 10, 2023. Based on the closing price of the Company’s common stock of $19.14 on December 30, 2022, the implied dividend yield is 1.9%. The quarterly cash dividend of $0.09 equates to a dividend payout ratio of 20.9%.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has eleven full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the

FitzGibbons Agency, LLC. At December 31, 2022, there were 4,651,829 shares of voting common stock outstanding, as well as 1,380,283 shares of non-voting common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At December 31, 2022, the Company and subsidiaries had total consolidated assets of $1.40 billion, total deposits of $1.13 billion and shareholders' equity of $111.0 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for loan losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; the effects of the COVID-19 pandemic; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2022	2021	2022	2021
Condensed Income Statement
Interest and dividend income	$15,027	$11,187	$51,098	$45,827
Interest expense	3,848	1,458	9,695	7,532
Net interest income	11,179	9,729	41,403	38,295
Provision for loan losses	1,883	(1,039)	2,754	1,022
	9,296	10,768	38,649	37,273
Noninterest income excluding net gains on sales of securities, fixed assets, loans and foreclosed real estate	1,907	1,328	5,974	5,298
Net (losses) gains on sales of securities, fixed assets, loans and foreclosed real estate	(366)	68	(412)	551
Gains on marketable equity securities	313	10	352	382
Noninterest expense	7,209	7,191	28,874	27,495
Income before income taxes	3,941	4,983	15,689	16,009
Provision for income taxes	383	1,094	2,656	3,499

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$3,558	$3,889	$13,033	$12,510
Net income attributable to noncontrolling interest	28	10	101	103
Net income attributable to Pathfinder Bancorp Inc.	$3,530	$3,879	$12,932	$12,407

	For the Periods Ended
	(Unaudited)
	December 31,	December 31,	December 31,
	2022	2021	2020
Selected Balance Sheet Data
Assets	$1,399,920	$1,285,177	$1,227,443
Earning assets	1,313,069	1,212,139	1,159,778
Total loans	897,754	832,459	825,495
Deposits	1,125,430	1,055,346	995,907
Borrowed funds	115,997	77,098	82,050
Allowance for loan losses	15,319	12,935	12,777
Subordinated loans	29,733	29,563	39,400
Pathfinder Bancorp, Inc. Shareholders' equity	110,996	110,287	97,456

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.04%	0.12%	0.08%
Allowance for loan losses to period end loans	1.71%	1.55%	1.55%
Allowance for loan losses to nonperforming loans	169.93%	155.99%	59.89%
Nonperforming loans to period end loans	1.00%	1.00%	2.58%
Nonperforming assets to total assets	0.66%	0.65%	1.74%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2022	2021	2022	2021
Key Earnings Ratios
Return on average assets	1.02%	1.24%	0.96%	0.98%
Return on average common equity	12.89%	14.38%	11.77%	11.91%
Return on average equity	12.89%	14.38%	11.77%	11.91%
Net interest margin	3.42%	3.27%	3.24%	3.21%

Share, Per Share and Ratio Data
Basic and diluted weighted average shares outstanding -Voting	4,585	4,518	4,559	4,478
Basic and diluted earnings per share - Voting	$0.58	$0.64	$2.13	$2.07
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	745
Basic and diluted earnings per share - Series A Non-Voting	$0.58	$0.64	$2.13	$2.07
Cash dividends per share	$0.09	$0.07	$0.36	$0.28
Book value per common share at December 31, 2022 and 2021			$18.40	$18.43
Tangible book value per common share at December 31, 2022 and 2021			$17.63	$17.66
Tangible common equity to tangible assets at December 31, 2022 and 2021			7.62%	8.25%
Tangible common equity to tangible assets at December 31, 2022 and 2021, adjusted			7.62%	8.38%

Throughout the accompanying document, certain financial metrics and ratios are presented that are not defined under generally accepted accounting principles (GAAP). Reconciliations of the non-GAAP financial metrics and ratios, presented elsewhere within this document, are presented below:

	For the twelve months
	ended December 31,
	(Unaudited)
Non-GAAP Reconciliation	2022	2021
Tangible book value per common share
Total equity	$110,996	$110,287
Intangible assets	(4,636)	(4,653)
Common tangible equity	$106,360	$105,634
Common shares outstanding	6,032	5,983
Tangible book value per common share	$17.63	$17.66

Tangible common equity to tangible assets
Tangible common equity	$106,360	$105,634
Tangible assets	1,395,284	1,280,524
Tangible common equity to tangible assets ratio	7.62%	8.25%

Tangible common equity to tangible assets, adjusted
Tangible common equity	$106,360	$105,634
Tangible assets	1,395,284	1,280,524
Less: Paycheck Protection Program (PPP) loans	(203)	(19,338)
Total assets excluding PPP loans	$1,395,081	$1,261,186
Tangible common equity to tangible assets ratio, excluding PPP loans	7.62%	8.38%

* Basic and diluted earnings per share are calculated based upon the two-class method for the nine months ended December 31, 2022 and 2021.

Weighted average shares outstanding do not include unallocated ESOP shares.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table has not been adjusted for tax equivalency. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	For the three months ended December 31,
	(Unaudited)
	2022			2021
			Average			Average
	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$889,431	$10,761	4.84%	$805,421	$8,930	4.43%
Taxable investment securities	361,973	3,604	3.98%	323,166	2,138	2.65%
Tax-exempt investment securities	41,020	561	5.47%	26,759	117	1.75%
Fed funds sold and interest-earning deposits	16,716	101	2.42%	29,750	2	0.03%
Total interest-earning assets	1,309,140	15,027	4.59%	1,185,096	11,187	3.78%
Noninterest-earning assets:
Other assets	100,484			84,608
Allowance for loan losses	(13,656)			(14,083)
Net unrealized (losses) gains on available-for-sale securities	(16,554)			535
Total assets	$1,379,414			$1,256,156
Interest-bearing liabilities:
NOW accounts	$95,205	$85	0.36%	$94,178	$74	0.31%
Money management accounts	16,169	6	0.15%	15,489	4	0.10%
MMDA accounts	274,511	955	1.39%	265,570	253	0.38%
Savings and club accounts	136,447	60	0.18%	129,441	44	0.14%
Time deposits	445,796	1,960	1.76%	337,054	514	0.61%
Subordinated loans	29,704	465	6.26%	29,537	414	5.61%
Borrowings	72,100	317	1.76%	65,596	155	0.95%
Total interest-bearing liabilities	1,069,932	3,848	1.44%	936,865	1,458	0.62%
Noninterest-bearing liabilities:
Demand deposits	185,835			199,254
Other liabilities	14,123			12,146
Total liabilities	1,269,890			1,148,265
Shareholders' equity	109,524			107,891
Total liabilities & shareholders' equity	$1,379,414			$1,256,156
Net interest income		$11,179			$9,729
Net interest rate spread			3.15%			3.16%
Net interest margin			3.42%			3.28%
Ratio of average interest-earning assets to average interest-bearing liabilities			122.36%			126.50%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the twelve months ended December 31,
	(Unaudited)
	2022			2021
			Average			Average
	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$869,591	$38,322	4.41%	$833,308	$37,026	4.44%
Taxable investment securities	351,898	11,454	3.25%	313,392	8,576	2.74%
Tax-exempt investment securities	38,456	1,173	3.05%	16,191	216	1.33%
Fed funds sold and interest-earning deposits	19,134	149	0.78%	28,765	9	0.03%
Total interest-earning assets	1,279,079	51,098	3.99%	1,191,656	45,827	3.85%
Noninterest-earning assets:
Other assets	89,391			82,130
Allowance for loan losses	(13,196)			(13,992)
Net unrealized (losses) gains on available-for-sale securities	(9,580)			1,482
Total assets	$1,345,694			$1,261,276
Interest-bearing liabilities:
NOW accounts	$102,223	$319	0.31%	$93,950	$286	0.30%
Money management accounts	16,201	18	0.11%	15,916	17	0.11%
MMDA accounts	260,594	1,941	0.74%	245,329	990	0.40%
Savings and club accounts	138,954	210	0.15%	122,275	159	0.13%
Time deposits	412,536	4,584	1.11%	366,724	3,262	0.89%
Subordinated loans	29,639	1,749	5.90%	32,736	1,790	5.47%
Borrowings	71,152	874	1.23%	79,362	1,028	1.30%
Total interest-bearing liabilities	1,031,299	9,695	0.94%	956,292	7,532	0.79%
Noninterest-bearing liabilities:
Demand deposits	192,106			189,434
Other liabilities	12,391			11,419
Total liabilities	1,235,796			1,157,145
Shareholders' equity	109,898			104,131
Total liabilities & shareholders' equity	$1,345,694			$1,261,276
Net interest income		$41,403			$38,295
Net interest rate spread			3.05%			3.06%
Net interest margin			3.24%			3.21%
Ratio of average interest-earning assets to average interest-bearing liabilities			124.03%			124.61%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably. Tax-exempt securities have not been adjusted for tax equivalency.

	(Unaudited)			(Unaudited)
	Three months ended December 31,			Twelve months ended December 31,
	2022 vs. 2021			2022 vs. 2021
	Increase/(Decrease) due to			Increase/(Decrease) due to
			Total			Total
			Increase			Increase
(In thousands)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
Interest Income:
Loans	$971	$860	$1,831	$1,601	$(305)	$1,296
Taxable investment securities	283	1,183	1,466	1,132	1,746	2,878
Tax-exempt investment securities	89	355	444	494	463	957
Interest-earning deposits	(7)	106	99	(4)	144	140
Total interest income	1,336	2,504	3,840	3,223	2,048	5,271
Interest Expense:
NOW accounts	1	10	11	26	7	33
Money management accounts	-	2	2	-	1	1
MMDA accounts	9	693	702	65	886	951
Savings and club accounts	3	13	16	23	28	51
Time deposits	212	1,234	1,446	441	881	1,322
Subordinated loans	2	49	51	(177)	136	(41)
Borrowings	17	145	162	(103)	(51)	(154)
Total interest expense	244	2,146	2,390	275	1,888	2,163
Net change in net interest income	$1,092	$358	$1,450	$2,948	$160	$3,108

The above information is preliminary and based on the Company's data available at the time of presentation.